CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-256029 on Form S-6 of our report dated June 23, 2021, relating to the financial statement of FT 9446, comprising Limited Duration Fixed Income ETF Portfolio, Series 40, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 23, 2021